EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Caribou Coffee Company, Inc. 3900 Lakebreeze Avenue North Minneapolis, MN 55429 (763) 592-2200 Investor Relations Contact: ICR Kathleen Heaney (203) 803-3585 ir@cariboucoffee.com
CARIBOU COFFEE REPORTS FIRST QUARTER 2008 RESULTS
MINNEAPOLIS, MINNESOTA, May 7, 2008. Caribou Coffee Company, Inc. (Nasdaq:CBOU), the second largest U.S.-based company-owned gourmet coffeehouse operator based on the number of coffeehouses, today reported financial results for first quarter 2008 (thirteen weeks ended March 30, 2008).
HIGHLIGHTS FOR THE FIRST QUARTER OF 2008 INCLUDE:
•	“Other Sales” increased 36% compared to the first quarter of 2007

•	Comparable Coffeehouse Net Sales decreased 2.3%
Rosalyn (Roz) Mallet, the Company’s CEO commented, “Similar to other restaurant companies, Caribou Coffee was not immune to the pull-back in consumer spending and our comparable coffeehouse sales declined 2.3% in the quarter. Although we are operating in a difficult macro environment, we are making progress in improving the overall health of the Company. We are doing this by closing underperforming units and focusing on other initiatives, including labor management, to improve store level profitability”. Added Ms. Mallet, “Based on consumer feedback, we also have several initiatives underway, including product innovations, designed to strengthen the Caribou experience for our loyal customers.”
FIRST QUARTER 2008 RESULTS
Total net sales decreased $0.1 million, or 0.2%, to $61.8 million for the quarter ended
March 30, 2008, from $61.9 million for the quarter ended April 1, 2007. This decrease is attributable to 146 fewer operating coffeehouse weeks and a 2.3% decrease in comparable coffeehouse sales in the first thirteen weeks of fiscal 2008 as compared to the same period in fiscal 2007.

Coffeehouse sales were $56.6 million in fiscal first quarter 2008, a decrease of 2.5% from the same period in the prior year. The decrease primarily reflects a 2.3% decline in comparable coffeehouse sales. Other net sales were $5.1 million in fiscal first quarter 2008, an increase of 36% over fiscal first quarter 2007. The increase was due to higher sales from new and existing commercial customers, royalties and product sales from 30 franchise coffeehouses opened during last 12 months.
General and administrative expenses increased $0.8 million, or 12.8%, to $7.4 million during the thirteen weeks ended March 30, 2008, from $6.6 million during the thirteen weeks ended April 1, 2007. The increase in general and administrative expenses was due to severance costs incurred during the first thirteen weeks of fiscal 2008.
Store closing expense and disposal of assets increased $1.8 million to $2.5 million during first quarter 2008, from $0.7 million during first quarter 2007. The increase in closing expense and disposal of assets is primarily attributable to asset write-off and lease termination costs associated with the closing of 16 underperforming company-owned coffeehouses during the thirteen weeks ended March 30, 2008.
Reported EBITDA income was $0.5 million during the thirteen weeks ended
March 30, 2008, compared to EBITDA of $3.4 million during the thirteen weeks ended April 1, 2007. The year over year EBITDA decrease was impacted by $1.8 million increase in closing expense and disposal of assets and severance costs of $0.8 million. (EBITDA is a non-GAAP measure. See EBITDA reconciliation at the end of this release).
Depreciation and amortization decreased $0.1 million, or 1.6%, to $5.9 million during the thirteen weeks ended March 30, 2008, from $6.0 million during the same period in the prior year. This decrease was due to fewer coffeehouse operating weeks in the first quarter of 2008 and the impairment of 35 company-operated coffeehouses during the last three quarters of fiscal 2007.
Coffeehouse depreciation and amortization includes $1.5 million in accelerated depreciation associated with coffeehouse asset impairments during the first quarter of fiscal 2008 as compared to $0.4 million during the same period in the prior year.
The Company’s net loss for the first quarter of 2008, was $6.4 million or ($0.33) per share compared to a net loss of $3.3 million or ($0.17) per share for the same period in 2007. The increase in the net loss is attributable to closing expense and disposal of assets costs associated with the closure of 16 coffeehouses and some one-time expenses associated with right-sizing the business.
CONFERENCE CALL
Caribou Coffee will host a conference call on May 7, 2008, at 4:30 p.m. (Eastern Time) to discuss these results. Hosting the call will be Rosalyn (Roz) Mallet, Chief Executive Officer, and Kaye O’Leary, Chief Financial Officer. The call will be webcast and can be accessed from the Company’s website at www.cariboucoffee.com. The webcast link is in the Investor Relations section. The dial in number is 1-888-600-4871 or 1-913-312-1237 for international calls. Confirmation number is 4463553. If you are unable to join the call, a replay will be available beginning at 7:30 p.m. (Eastern Time) on May 7, 2008 through 11:59 p.m. on May 14, 2008 and can be accessed by dialing 1-888-203-1112 or international callers 1-719-457-0820 and enter pin number 4463553. In addition, the webcast will be archived on the Company’s website.
ABOUT THE COMPANY
Caribou Coffee Company, Inc., founded in 1992 and headquartered in Minneapolis, Minnesota, is the second largest company-owned gourmet coffeehouse operator in the United States based on the number of coffeehouses. As of March 30, 2008, Caribou Coffee had 484 coffeehouses, including 63 franchised locations. Caribou Coffee offers its customers high-quality gourmet coffee and espresso-based beverages, as well as specialty teas, baked goods, whole bean coffee, branded merchandise and related products. In addition, Caribou Coffee sells products to club stores, grocery stores, mass merchandisers, office coffee providers, airlines, hotels, sports and entertainment venues, college campuses and other commercial customers. In addition, Caribou Coffee licenses third parties to use the Caribou Coffee brand on quality food and merchandise items. Caribou Coffee focuses on creating a unique experience for customers through a combination of high-quality products, a comfortable and welcoming coffeehouse environment and a unique style of customer service. For more information, visit the Caribou Coffee web site at www.cariboucoffee.com .
FORWARD-LOOKING STATEMENTS
Certain statements in this release, and other written or oral statements made by or on behalf of Caribou Coffee are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: fluctuations in quarterly and annual results, incurrence of net losses, adverse effects of management focusing on implementation of a growth strategy, failure to develop and maintain the Caribou Coffee brand and other factors disclosed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

CARIBOU COFFEE COMPANY, INC. AND AFFILIATES
(A Majority Owned Subsidiary of Caribou Holding Company Limited)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ended
	March 30,	April 1,
	2008	2007
	(Unaudited)
Coffeehouse sales	$56,620,063	$58,075,964
Other sales	5,136,658	3,776,666

Total net sales	61,756,721	61,852,630
Cost of sales and related occupancy costs	26,212,708	25,514,266
Operating expenses	25,394,862	25,987,461
Opening expenses	85,027	109,791
Depreciation and amortization	5,921,059	6,017,584
General and administrative expenses	7,449,539	6,604,222
Closing expense and disposal of assets	2,546,329	726,978

Operating loss	(5,852,803)	(3,107,672)
Other income (expense):
Interest income	17,539	33,237
Interest expense	(511,596)	(129,719)

Loss before provision for income taxes and minority interest	(6,346,860)	(3,204,154)
Provision for income taxes	5,985	19,835

Loss before minority interest	(6,352,845)	(3,223,989)
Minority interest	53,138	27,061

Net loss	$(6,405,983)	$(3,251,050)

Basic and diluted net loss per share	$(0.33)	$(0.17)

Basic and diluted weighted average number of shares outstanding	19,370,590	19,288,016

CARIBOU COFFEE COMPANY, INC. AND AFFILIATES
(A Majority Owned Subsidiary of Caribou Holding Company Limited)
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 30,	December 30,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,083,326	$9,886,427
Accounts receivable (net of allowance for doubtful accounts of $20,860 and $7,989 at March 30, 2008 and December 30, 2007, respectively)	3,790,354	3,116,864
Other receivables	2,071,979	1,544,281
Income tax receivable	120,706	149,304
Inventories	9,409,089	10,228,527
Prepaid expenses and other current assets	1,156,151	1,690,668

Total current assets	20,631,605	26,616,071
Property and equipment, net of accumulated depreciation and amortization	78,808,300	83,798,120
Notes receivable	28,266	32,296
Restricted cash	410,831	410,831
Other assets	621,686	982,334

Total assets	$100,500,688	$111,839,652

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$8,823,455	$9,650,326
Accrued compensation	5,968,885	7,863,445
Accrued expenses	10,064,419	9,318,442
Deferred revenue	7,139,138	9,987,724

Total current liabilities	31,995,897	36,819,937

Asset retirement liability	1,010,965	989,490
Deferred rent liability	10,858,343	11,271,186
Deferred revenue	2,842,500	2,853,500
Income tax liability	476,127	473,064
Minority interests in affiliates	152,181	144,176

Total long term liabilities	15,340,116	15,731,416
Shareholders’ equity:
Preferred stock, par value $.01, 20,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01, 200,000,000 shares authorized; 19,370,590 shares issued and outstanding at March 30, 2008 and December 30, 2007	193,706	193,706
Additional paid-in capital	124,514,221	124,231,862
Accumulated deficit	(71,543,252)	(65,137,269)

Total shareholders’ equity	53,164,675	59,288,299

Total liabilities and shareholders’ equity	$100,500,688	$111,839,652

Coffeehouse Openings and Closings

	Thirteen Weeks Ended
	March 30, 2008	April 1, 2007
Operating Data:
Percentage change in comparable coffeehouse net sales(1)	(2.3)%	(1)%
COFFEEHOUSE DATA
Company-Owned:
Coffeehouses open at beginning of period	432	440
Coffeehouses opened during the period	5	4
Coffeehouses closed during the period	16	2

Total Company-Owned Open at Period End	421	442
Franchised:
Coffeehouses open at beginning of period	52	24
Coffeehouses opened during the period	11	9
Coffeehouses closed during the period	—	—

Total Franchised Open at Period End	63	33

Total coffeehouses open at end of period	484	475

(1)	Percentage change in comparable coffeehouse net sales compares the net sales of coffeehouses during a fiscal period to the net sales from the same coffeehouses for the equivalent period in the prior year. A coffeehouse is included in this calculation beginning in its thirteenth full fiscal month of operations. A closed coffeehouse is included in the calculation for each full month that the coffeehouse was open in both fiscal periods. Franchised coffeehouses are not included in the comparable coffeehouse net sales calculations.

EBITDA RECONCILIATION
The following is a reconciliation of the Company’s net loss to EBITDA.

	Thirteen Weeks Ended
	March 30, 2008	April 1, 2007
	(Thousands)
Net loss	$(6,406)	$(3,251)
Interest expense	512	130
Interest income	(18)	(33)
Depreciation and amortization(1)	6,421	6,583
Provision for income taxes	6	20

EBITDA	$515	$3,449

(1)	Includes depreciation and amortization associated with the headquarters and roasting facility that are categorized as general and administrative expenses and cost of sales and related occupancy costs on the statement of operations.
EBITDA is equal to net income (loss) excluding: (a) interest expense; (b) interest income; (c) depreciation and amortization; and (d) income taxes.
     Management believes EBITDA is useful to investors in evaluating the Company’s operating performance for the following reason:
•	Coffeehouse leases are generally short-term (5-10 years) and Caribou must depreciate all of the cost associated with those leases on a straight-line basis over the initial lease term excluding renewal options (unless such renewal periods are reasonably assured at the inception of the lease). The Company opened a net 218 company-operated coffeehouses from the beginning of fiscal 2003 through the end of the first thirteen weeks of fiscal 2008. As a result, management believes depreciation expense is disproportionately large when compared to the sales from a significant percentage of the coffeehouses that are in their initial years of operations. Also, many of the assets being depreciated have actual useful lives that exceed the initial lease term excluding renewal options. Consequently, management believes that adjusting for depreciation and amortization is useful for evaluating the operating performance of the coffeehouses.
     Management uses EBITDA:
•	As a measurement of operating performance because it assists management in comparing its operating performance on a consistent basis as it removes the impact of items not directly resulting from coffeehouse operations;

•	For planning purposes, including the preparation of our internal annual operating budget;

•	To establish targets for certain management compensation matters; and

•	To evaluate the Company’s capacity to incur and service debt, fund capital expenditures and expand the business.
EBITDA as calculated by Caribou Coffee is not necessarily comparable to similarly titled measures used by other companies. In addition, EBITDA: (a) does not represent net income or cash flows from operating activities as defined by GAAP; (b) is not necessarily indicative of cash available to fund cash flow needs; and (c) should not be considered an alternative to net income, operating income, cash flows from operating activities or Caribou Coffee’s other financial information as determined under GAAP.
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